Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Rick Kraemer, FSVP
Investor Relations Officer
973-686-4817

VALLEY NATIONAL BANCORP TO ANNOUNCE

THIRD QUARTER 2018 EARNINGS

Wayne, NJ - Tuesday, October 9, 2018 --- Valley National Bancorp (NYSE: VLY) (“Valley”), the holding company for Valley National Bank, announced that it will release its third quarter 2018 earnings before the market opens on Thursday, October 25, 2018.

Valley’s President and CEO, Ira Robbins will host a conference call on Thursday, October 25, 2018 at 11:00 AM (ET) to discuss Valley’s third quarter 2018 earnings. Interested parties are invited to listen in by dialing 866-354-0432.

The teleconference will also be webcast live:  https://edge.media-server.com/m6/p/tsi3dgg4 [edge.media-server.com and archived on Valley’s website through Sunday, November 25, 2018.

As previously announced, Valley National Bancorp will be transferring its listing from the New York Stock Exchange to the Nasdaq Global Select beginning Wednesday, October 10, 2018. Valley’s common stock will continue to trade under the ticker symbol “VLY”. Valley will also transfer and list preferred A stock under the symbol “VLYPP”, preferred B stock under the symbol “VLYPO”, and warrants under the symbol “VLYWW”.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $30 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 230 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, Florida and Alabama. Valley is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley and its products and services, please visit www.valley.com or call our Customer Service Center at 800-522-4100.

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1455 Valley Road • Wayne, NJ 07470-0558 • Tel: 800.522.4100

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